Exhibit 99.1

Dear Scilex Holding Company Stockholders and other holders of Scilex Holding Company Securities:

This letter is being furnished to you as a holder of certain securities of Scilex Holding Company, a Delaware corporation (the “Company”). As the Company previously announced, its board of directors (the “Board”) declared a dividend (the “Dividend”) of Dream Bowl Meme Coin I tokens held by the Company (such tokens, the “Dream Bowl Tokens”) to the holders of the following Company securities, in each case as of the close of business on April 30, 2026 (such date, subject to the right of the Board to change to a later date, the “Record Date”): (i) the Company’s common stock, par value $0.0001 per share (such stock, the “Common Stock” and such record holders, the “Record Common Holders”), (ii) certain warrants to purchase Common Stock that have not been exercised and settled prior to the Record Date (and which have the right to participate in the Dividend pursuant to the terms of their respective warrants, other than, for the avoidance of doubt, any of our publicly traded warrants to purchase Common Stock with an exercise price of $11.50 per share (or $402.50 on a post-reverse stock split basis)) (such record holders, the “Record Warrant Holders”), (iii) certain Tranche B senior secured convertible notes of the Company that have not been converted and settled prior to the Record Date (and which have the right to participate in the Dividend pursuant to the terms of their respective notes) (such record holders, the “Record Note Holders”), and (iv) the Company’s Series A Preferred Stock, par value $0.0001 per share (such stock, the “Series A Preferred Stock” and such record holder, the “Record Preferred Holder” and together with the Record Common Holders, the Record Warrant Holders and the Record Note Holders, the “Record Holders”). The preceding Company securities held by the Record Holders as of the Record Date are collectively referred to herein as the “Securities”.

The Dividend will be (i) made on the basis of five (5) Dream Bowl Tokens for each one (1) share of Common Stock held (or underlying the applicable Securities held) by such Record Holders on the Record Date and (ii) paid beginning on May 26, 2026 (or such other date as determined by the Board, the “Payment Date”), subject to the satisfaction of the Payment Conditions (as defined below) by the applicable Record Holder.

As a Record Holder, you are entitled to participate in the Dividend and receive Dream Bowl Token(s), subject to your satisfying the following conditions (the “Payment Conditions”):

(i)
having (or setting up) a digital wallet with Datavault AI Inc. (“Datavault”) (please note that the Record Holder’s opt-in email address must match the email address associated with their Datavault wallet); and

(ii)
completing, executing and submitting an opt-in agreement (the “Opt-In Agreement”), in which, among other things, you will be required to provide a valid and accurate Datavault digital wallet address for the Company to deposit the Dream Bowl Token(s).

You must initiate the process of electing to receive your portion of the Dividend by setting up your digital wallet with Datavault (if you do not already have a digital wallet with Datavault) and completing the Opt-In Agreement by navigating to www.SCLXdreambowl1coin.com (the “Dividend Website”) hosted by the Company’s Information Agent, Alliance Advisors.

On the Dividend Website, you will find, among other information, the following (collectively, with this letter, the “Dividend Materials”):

(i)
An FAQ regarding the Dividend.
(ii)
Instructions for setting up a digital wallet with Datavault.
(iii)
A form of Opt-In Agreement to be completed and executed by you and submitted to the Information Agent by uploading the completed and executed agreement via a secure link on the Dividend Website under the field “Upload Your Opt-In Agreement”.

You can also scan the below QR Code to visit the Dividend Website where you can view and download the above-referenced Dividend Materials, set up a digital wallet with Datavault, and print, complete and submit your Opt-In Agreement. No vote is required by you to receive the Dividend, and you will not be required to pay anything to the Company for the receipt of the Dream Bowl Token(s) in the Dividend. However, as a condition to the receipt of the Dividend, you must satisfy the Payment Conditions set forth above.

You should also carefully review the FAQs on the Dividend Website and the risks and uncertainties described under the heading “Risk Factors” in the Opt-In Agreement. You should consult your own legal counsel regarding the terms of the Opt-In Agreement and your own tax advisor as to the particular tax consequences of the Dividend, including potential tax consequences under state, local, and non-U.S. tax laws.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Dividend or determined if the information set forth in this letter and its enclosures is truthful or complete. This letter and its enclosures do not constitute an offer to sell or the solicitation of an offer to buy any securities.

This letter, which we are mailing to all Record Holders as of the close of business on the Record Date, and the other Dividend Materials, which can be found on the Dividend Website referenced above, describe the Dividend and refer you to important information about how to participate in the Dividend. We urge you to access the Dividend Website and read these Dividend Materials carefully.

If you have any questions about participating in the Dividend, please visit the Dividend Website at www.SCLXdreambowl1coin.com or contact the Company’s Information Agent, Alliance Advisors, by phone or email at 1-866-206-7441 (or 1-315-658-0069 for international holders) or SCLX@allianceadvisors.com.

Thank you,

/s/ Henry Ji, Ph.D.

Henry Ji, Ph.D.

Chief Executive Officer, President, and Chairperson

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